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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                Section 17(a)
  of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940

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
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1. Name and Address of Reporting Person*   2. Date of Event Requiring    4. Issuer Name and Ticker or      6. If Amendment, Date
     Forth      Gordon         E.             Statement                     Trading Symbol                    of Original
----------------------------------------      (Month/Day/Year)              Zapata Corporation ("ZAP")        (Month/Day/Year)
     (Last)     (First)     (Middle)           12/21/98                  ------------------------------            n/a
700 Crossroads Building                    ----------------------------  5. Relationship of Reporting       -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer              7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)             Group Filing (Check
                                              Person (Voluntary)         ___ Director   ___  10% Owner         Applicable Line)
Rochester, New York 14614                                                _X_ Officer    ___   Other          __ Form filed by One
--------------------------------------     ----------------------------  (give title below)  (specify below)    Reporting Person
      (City)      (State)      (Zip)                                            Secretary                    __ Form filed by More
                                                                               ---------------------------      than One Reporting
                                                                                                                Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                (Print or Type Responses)                               (Bulletin No. 177, 10-15-97)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Explanation of Responses:


                                                                                   /s/ Gordon E. Forth                    1/9/1999
**Intentional misstatements or omissions of facts constitute Federal Criminal      ------------------------------------   ----------
  Violations.                                                                      **Signature of Reporting Person          Date
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.                                        Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                   (Bulletin No. 177, 10-15-97)


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